Contact:	Ray Harlin
Chief Financial Officer
423-510-3323

U.S. XPRESS ENTERPRISES, INC.

REPORTS SECOND QUARTER RESULTS

AND ANNOUNCES STOCK REPURCHASE PROGRAM

CHATTANOOGA, Tenn. (July 27, 2005) - U.S. Xpress Enterprises, Inc. (NASDAQ/NM: XPRSA) announced operating revenue and earnings for the second quarter ended June 30, 2005. Revenue for the second quarter of 2005 increased 3.5% to $279.9 million compared with $270.3 million in the second quarter of 2004. The Company reported net income of $1.9 million, or $0.12 per diluted share, before a one-time pre-tax charge of $2.8 million related to the sale and exit of its airport-to-airport business. After the one-time charge, the Company reported net income of $482,000, or $0.03 per diluted share, compared with net income of $4.2 million, or $0.30 per diluted share, in the prior-year period.

For the six months ended June 30, 2005, revenue increased 8.7% to $549.0 million from $505.0 million in the prior-year period. For the first six months of 2005, the Company reported a net loss before the one-time charge, of $196,000, or $0.01 per diluted share, compared with net income of $5.0 million, or $0.35 per diluted share, for the prior-year period. After the charge, the Company reported a net loss of $1.6 million, or $0.10 per diluted share, for the first six months of 2005.

During the quarter, truckload revenue, excluding the effect of fuel surcharges, declined slightly to $222.4 million from $223.8 million a year ago. Truckload operating income for the quarter decreased from $9.9 million in 2004 to $7.9 million due in part to an approximate 32% increase in fuel prices which, after fuel surcharges, negatively impacted operating income by approximately $1.5 million, or $0.05 per share, when compared with the prior year quarter. The effect on truckload revenues of a 9.7% decline in average tractors was largely offset by a 6.2% increase in rate per mile and the growth in the Company's expedited rail service revenue.

During the second quarter, the equity in earnings of the Company's 49% interest in Arnold Transportation and Total Transportation was $0.9 million. These entities, on a combined basis, reported revenues of $73.9 million and achieved an operating ratio of approximately 93.4%. Together, these two affiliated companies currently operate approximately 2,000 tractors providing regional and medium length of haul and dedicated dry van truckload services.

Co-Chairman, Patrick Quinn, stated, "Our consolidated earnings results for the quarter were adversely impacted by the one-time charge of $2.8 million associated with the sale and exit of our airport-to-airport business in the quarter plus an operating loss of $2.8 million incurred by Xpress Global largely as a result of losses in our airport-to-airport operation prior to its sale and shutdown on May 31, 2005. Although truckload freight demand in the second quarter was lower relative to the strong demand experienced in 2004, we experienced strengthening demand late in the quarter. Looking forward, we anticipate improving freight demand for the remainder of 2005 in the face of constrained supply of seated tractor capacity within the industry. We are optimistic that the improved freight environment, coupled with the anticipated success in our ongoing initiatives to increase our seated trucks, achieve selected rate increases, and improve our freight mix will enable us to realize improved truckload operating margins through the remainder of 2005 versus our 2005 second quarter performance. Finally, with the exit from our airport-to-airport business, results at our Xpress Global operation should show significant improvement over the current quarter."

Today the Board of Directors has authorized the Company to repurchase up to $15 million of its Class A common stock. The stock may be repurchased on the open market or in privately negotiated transactions at any time until July 31, 2006, at which time, or prior thereto, the Board may elect to extend the repurchase program. The Company currently is permitted to repurchase approximately $4.3 million of its Class A common stock under its revolving credit facility, and is seeking approval from the lending group on the facility of the remaining amount authorized by the Board of Directors. The Company stated that its Board of Directors believes that the Company's stock is an appropriate investment in light of

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4080 Jenkins Road, Chattanooga, TN 37421

423.510.3000

XPRSA Reports Second Quarter Results

July 27, 2005

prevailing market prices. The repurchased shares may be used for issuances under the Company's incentive stock plan or for other general corporate purposes, as the Board may determine.

U.S. Xpress Enterprises will host a conference call to discuss second quarter results on July 28, 2005, at 9:00 a.m. EDT. The number to call for this interactive teleconference is (913) 981-5533. A replay of the conference call will be available through August 4, 2005, by dialing (719) 457-0820 and entering the confirmation number, 8510104.

The live broadcast of U.S. Xpress Enterprises' quarterly conference call will be available online at the Company's website, www.usxpress.com, as well as http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=80059&eventID=1102889 on July 28, 2005, beginning at 9:00 a.m. EDT. The online replay will follow shortly after the call and continue through August 11, 2005.

U.S. Xpress Enterprises, Inc. is the fifth largest publicly owned truckload carrier in the United States, measured by revenue. The Company provides dedicated, regional, and expedited team truckload services throughout North America, with regional capabilities in the West, Midwest, and Southeastern United States. The Company is one of the largest providers of expedited and time-definite services in the truckload industry and is a leader in providing expedited intermodal rail services. Xpress Global Systems, Inc., a wholly owned subsidiary, is a provider of transportation, warehousing, and distribution services to the floor covering industry. The Company participates in logistics services through its joint ownership of Transplace, an Internet-based global transportation logistics company. Additionally, U.S. Xpress has a 49% equity ownership interest in Arnold Transportation Services, Inc., which provides regional, dedicated, and medium length of haul services with a fleet of approximately 1,500 trucks. U.S. Xpress also has a 49% interest in Total Transportation of Mississippi and affiliated companies, a truckload carrier that provides medium length of haul and dedicated dry van service primarily in the eastern United States. Please visit the Company's website at www.usxpress.com.

This press release contains certain statements that may be considered "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements generally may be identified by their use of terms or phrases such as "expects," "estimates," "anticipates," "projects," "believes," "plans," "intends," "may," "will," "should," "could," "potential," "continue," "future," and terms or phrases of similar substance. In this press release, these statements include, without limitation, statements relating to anticipated freight demand and tractor capacity; anticipated success in seating tractors, achieving selected rate increases, and improving freight mix; expected improvements in operating margins and results of operations for the company and its Xpress Global segment; and the anticipated stock repurchases. The following factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements: the risk that we will be unable to obtain the level of rate increases and improvement in freight mix that we expect regardless of increased freight volumes; the risk that our perception of industry fundamentals is incorrect and an improvement in freight volumes and pricing does not occur; the risk that the actions we have taken to increase margins and reduce costs in our Xpress Global segment will not be effective; further increases in the compensation of or difficulty in attracting and retaining qualified drivers and independent contractors; further fluctuations in the price or availability of diesel fuel or in surcharge collection; recessionary economic cycles and downturns in customers' business cycles; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; strikes, work slow downs, or work stoppages at our facilities or at customers, ports, or other shipping related facilities; increases in interest rates, fuel taxes, tolls, and license and registration fees; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims; increased insurance premiums; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; adverse changes in claims experience and loss development factors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers and new emissions control regulations; our ability to execute our business strategy; our ability to grow our revenue at historical rates; the loss of one of our senior officers; our ability to finance revenue equipment purchases and other capital requirements, and to do so on acceptable terms; the risk that our substantial indebtedness and operating lease obligations could adversely impact our ability to respond to changes in our industry or business, or that we could be unable to comply with the restrictive and financial covenants contained therein; the risk that railroad service instability could increase our costs and reduce our ability to offer expedited intermodal rail service; the risk of adverse results at Arnold Transportation or Total Transportation of Mississippi that are included in our results; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the number of shares repurchased, if any; the effects of repurchasing the shares on debt, equity, and liquidity; the effects of repurchasing no or a nominal number of shares; the ultimate uses of repurchased shares, if any; the effect of general operating conditions on our view as to the advisability of repurchasing shares or the use of repurchased shares; and the risk that our lending group does not approve the amount authorized by our Board of Directors in excess of what is currently permitted under our revolving credit facility. Readers should review and consider these factors along with our various disclosures in filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

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XPRSA Reports Second Quarter Results

July 27, 2005

U.S. XPRESS ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30,
	2005	2004	2005	2004
Operating Revenue:
Revenue, before fuel surcharge	$252,476	$257,387	$500,982	$482,763
Fuel surcharge	27,408	12,907	48,046	22,202
Total operating revenue	279,884	270,294	549,028	504,965

Operating Expenses:
Salaries, wages and benefits	99,865	91,772	195,172	172,972
Fuel and fuel taxes	53,741	40,924	101,110	77,068
Vehicle rents	17,012	17,309	34,469	35,954
Depreciation and amortization, net of gain on sale	11,380	11,778	22,902	22,150
Purchased transportation	46,417	49,951	98,089	91,424
Operating expense and supplies	18,991	18,045	38,524	33,880
Insurance premiums and claims	10,991	13,672	21,573	25,300
Operating taxes and licenses	3,470	3,613	6,734	6,979
Communications and utilities	2,606	2,890	5,603	5,923
General and other operating	11,285	10,081	22,867	19,561
Equity in income of affiliated companies	(935)	(25)	(1,251)	(125)
Loss on sale and exit of business	2,787	-	2,787	-
Total operating expenses	277,610	260,010	548,579	491,086

Income from Operations	2,274	10,284	449	13,879

Interest Expense, net	1,571	2,442	3,613	4,556

Income Before Income Taxes	703	7,842	(3,164)	9,323

Income Tax Provision	221	3,605	(1,519)	4,286

Net Income	$482	$4,237	$(1,645)	$5,037

Earnings Per Share - basic	$0.03	$0.30	$(0.10)	$0.36
Weighted average shares - basic	16,196	14,067	16,223	14,065
Earnings Per Share - diluted	$0.03	$0.30	$(0.10)	$0.35
Weighted average shares - diluted	16,250	14,257	16,223	14,250

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XPRSA Reports Second Quarter Results

July 27, 2005

U.S. XPRESS ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(See Note 1)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Operating Revenue	100.0%	100.0%	100.0%	100.0%

Operating Expenses:
Salaries, wages and benefits	39.6	35.7	39.0	35.8
Fuel and fuel taxes	10.4	10.9	10.6	11.4
Vehicle rents	6.7	6.7	6.9	7.4
Depreciation and amortization, net of gain on sale	4.5	4.6	4.6	4.6
Purchased transportation	18.4	19.4	19.6	18.9
Operating expense and supplies	7.5	7.0	7.7	7.0
Insurance premiums and claims	4.4	5.3	4.3	5.2
Operating taxes and licenses	1.4	1.4	1.3	1.4
Communications and utilities	1.0	1.1	1.1	1.2
General and other operating	4.5	3.9	4.5	4.3
Equity in income of affiliated companies	(0.4)	0.0	(0.2)	0.0
Loss on sale and exit of business	1.1	0.0	0.5	0.0
Total operating expenses	99.1	96.0	99.9	97.2

Income from Operations	0.9	4.0	0.1	2.8

Interest Expense, net	0.6	0.9	0.7	0.9

Income Before Income Taxes	0.3	3.1	(0.6)	1.9

Income Tax Provision	0.1	1.4	(0.3)	0.9

Net Income	0.2%	1.7%	(0.3)%	1.0%

(1) Fuel surcharge revenue is offset against fuel and fuel taxes for the purposes of this table. Management believes that eliminating the impact of this source of revenue provides a more consistent basis for comparing the results of operations from period to period.

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XPRSA Reports Second Quarter Results

July 27, 2005

U.S. XPRESS ENTERPRISES, INC.
KEY OPERATING FACTORS

Three Months Ended			Six Months Ended
June 30, 2005%			June 30, 2005%
2005	2004	Change	2005	2004	Change
OPERATING RATIO (1)	99.1%	96.0%	3.2%	99.9%	97.2%	2.8%

OPERATING REVENUE:
US Xpress, net of fuel surcharge	$ 222,428	$ 223,799	-0.6%	$ 437,549	$ 421,671	3.8%
Fuel Surcharge	27,408	12,907	112.3%	48,045	22,202	116.4%
Xpress Global Systems	37,829	40,080	-5.6%	78,858	74,486	5.9%
Inter-company	(7,781)	(6,492)	19.9%	(15,424)	(13,394)	15.2%
Total Operating Revenue	$ 279,884	$ 270,294	3.5%	$ 549,028	$ 504,965	8.7%

OPERATING INCOME:
US Xpress	$ 7,906	$ 9,899	-20.1%	$ 9,538	$ 13,263	-28.1%
Xpress Global Systems(2)	(5,632)	385	n/a	(9,089)	616	n/a
Total Operating Income	$ 2,274	$ 10,284	-77.9%	$ 449	$ 13,879	-96.8%

TRUCKLOAD STATISTICS:
Revenue Per Mile (3)	$ 1.516	$ 1.427	6.2%	$ 1.500	$ 1.391	7.8%

Revenue Per Total Mile (3)	$ 1.345	$ 1.271	5.8%	$ 1.336	$ 1.243	7.5%

Tractors (at end of period)-
Company Owned	4,523	4,603	-1.7%	4,523	4,603	-1.7%
Owner Operators	519	832	-37.6%	519	832	-37.6%
Total Tractors (at end of period)	5,042	5,435	-7.2%	5,042	5,435	-7.2%

Average Number of Tractors
in Fleet During Period	4,966	5,501	-9.7%	4,976	5,472	-9.1%

Average Revenue Miles Per
Tractor Per Period(4)	25,619	25,966	-1.3%	50,136	50,805	-1.3%

Average Revenue Per Tractor
Per Period (3)	$ 39,781	$ 40,423	-1.6%	$ 77,042	$ 76,376	0.9%

Average Length of Haul	650	726	-10.5%	675	734	-8.0%

Empty Mile Percentage	11.24%	10.88%	3.3%	10.95%	10.63%	3.0%

	June 30, 2005			December 31, 2004
BALANCE SHEET DATA:
Total Assets		$ 541,391			$ 560,167
Total Equity		230,987			233,384
Long-term Debt, including Current
Maturities and Securitization		122,565			149,566

(1) Operating ratio in this press release is based upon total operating expenses, net of fuel surcharges, as a percentage of revenue, before fuel surcharge.
(2) Includes the one-time pre-tax charge of $2.8 million related to the sale and exit of the airport-to-airport business.
(3) Net of fuel surcharge revenues.
(4) Excludes miles from expedited intermodal rail movements.

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